Exhibit 99.1   Press release issued June 12, 2002



              Contacts:
              Pegasus Solutions             Morgen-Walke Associates
              Susan K. Cole                 Melissa Jaffin
              Press:  Karin Wacaser         Press: Evan Goetz
              214-234-4000                  212-850-5600


 Pegasus Solutions Authorizes New Stock Buy-back Program to Repurchase up  to
 2.5 million shares

 DALLAS - June 12, 2002 -- Pegasus Solutions, Inc. (Nasdaq: PEGS), a leading provider of transaction processing and electronic commerce solutions to the hotel industry worldwide, today announced its Board of Directors has authorized a new stock buy-back program for the repurchase of up to 2.5 million shares of the Company's common stock.

 "Based on the recent drop in markets overall and within our market segment in particular, we believe the current valuation of Pegasus Solutions' common shares makes the stock a solid investment and represents an attractive opportunity to enhance long-term shareholder value," said John F. Davis III, Pegasus Solutions' chairman of the board and chief executive officer. "The buyback authorization expresses our continued confidence in the Company's strategic plan for future growth and its sound business fundamentals."

 As of May 31, 2002, Pegasus Solutions had 24.8 million shares of common stock outstanding, excluding shares previously repurchased. Any repurchase is at the discretion of the Pegasus Board of Directors' Stock Repurchase Committee and may be made on the open market, in privately negotiated transactions or otherwise, depending upon market conditions, share price, share availability and other factors. Shares repurchased may be reserved for later reissue in connection with employee benefit plans and other general corporate purposes.

 Through June 11, 2002, Pegasus has repurchased approximately $1.0 million or 71,500 shares of its outstanding common stock under this new stock buy-back program.



 About Pegasus Solutions

 Dallas-based Pegasus Solutions, Inc. (www.pegs.com) is a leading global provider of hotel reservation technologies. Its services include central reservations systems; electronic distribution services that connect more than 42,000 hotels to the Internet and to the global distribution systems
 (GDS); travel agent commission processing and payment services; the Utell marketing and reservation representation service (www.Utell.com); and PegasusCentral[TM], a Web-based enterprise solution with property management applications. Pegasus' customers comprise tens of thousands of travel agencies around the world, including the top 10 largest U.S.-based travel agencies(i); more than 46,000 hotel properties around the globe, including all 50 of the 50 largest hotel brands in the world based on total number of guest rooms(ii); and thousands of Web sites/services have their hotel reservations Powered by Pegasus[TM]. In addition to its corporate headquarters in Dallas, Pegasus has 22 offices in 16 countries, including regional hubs in Phoenix, London and Singapore. The company's stock is traded on the Nasdaq National Market under the symbol PEGS.


 This statement contains references to future events and projected results, including anticipated transactions involving the Company and its service offerings. There can be no assurance that the referenced future events or projected results will actually occur or that the future financial performance of the Company will be as projected. Actual occurrences, results and performance may differ substantially and materially from those projected as a result of a number of risks and uncertainties, such as adverse changes in general market conditions for business and leisure travel as a result of additional terrorist activities, action by U.S. military forces, changes in hotel room rates, capacity adjustments by airlines, trends in the overall demand for travel, and the inherent difficulty in making projections during this period of uncertainty, as well as other risks and uncertainties mentioned in this statement or detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2001.

                                     # # #


 (i)  Travel Weekly, June 25, 2001, "Top 50 Travel Agencies"
 (ii) Hotel Business, February 7, 2002, "The Top Hotel Brands" - ranked by total number of rooms (2001)